UNITED STATES
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SCHEDULE 14A
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Tollgrade Communications, Inc.

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NEWS RELEASE
Contact: Bob Butter, Communications / Office: 412-820-1347/ bbutter@tollgrade.com
PROXY GOVERNANCE, INC. RECOMMENDS THAT TOLLGRADE SHAREHOLDERS
WITHHOLD VOTES FROM RAMIUS NOMINEE SCOTT C. CHANDLER
PITTSBURGH, July 24, 2009 — Tollgrade Communications, Inc. (NASDAQ: TLGD) today announced that PROXY Governance, Inc., one of the nation’s leading independent proxy advisory services, has issued a recommendation to its clients that shareholders withhold their votes for Scott C. Chandler who was nominated by Ramius LLC for election to Tollgrade’s Board of Directors at the Company’s Annual Meeting of Shareholders to be held on August 5, 2009. The governance firm’s clients include institutional investors, mutual funds, pension funds and other fiduciaries.
Tollgrade continues to believe that Mr. Chandler does not have the appropriate qualifications for serving as a director of Tollgrade and that his election would jeopardize the substantial progress that Tollgrade has been making toward transforming the Company to position it for long-term growth, future profitability, market leadership and increasing returns for investors. As Tollgrade has previously noted, it has serious concerns about Mr. Chandler’s past experience in serving in senior leadership positions in a public telecom company, Rhythms NetConnections, Inc., which is now defunct, including the following:
•	Mr. Chandler was a member of the senior executive team of Rhythms, first as Chief Financial Officer and then later as the Senior Vice President for Global Business Development, during a period in which Rhythms reached an “internet bubble” valuation of $9 billion, the company was forced to file for bankruptcy that it would never emerge from and then, as part of its liquidation, sold some of its assets to Worldcom, Inc. for only $40 million.
•	Following Rhythms’ collapse, its bondholders got 12 cents on the dollar and shareholders got NOTHING.
•	While Rhythms shareholders received NOTHING for their shares after the collapse of Rhythms, during the course of his career with Rhythms, Mr. Chandler himself was able to cash in his shares for close to $2 million in aggregate proceeds.
•	Less than a year prior to the bankruptcy filing by Rhythms, Mr. Chandler received a very substantial raise in base compensation as well as a very substantial retention bonus.
•	In the wake of the collapse of Rhythms, Mr. Chandler and other former executives of Rhythms were named as defendants in a securities class action filed in the U.S. District Court for the District of Colorado that would not get resolved until more than seven years later when that Federal District Court approved a $17.5 million settlement for the plaintiffs.
TOLLGRADE COMMUNICATIONS, INC.
493 Nixon Road / Cheswick, PA 15024
412-820-1400 / 800-878-3399 / Fax: 412-820-1530 / Telco Support: 800-777-5405
www.tollgrade.com

Tollgrade urges its shareholders to seriously consider Ramius’ wisdom in proposing Mr. Chandler as a nominee given his role in the demise of Rhythms, a business failure that at the time attracted substantial attention from the business media as well as a Congressional Oversight Committee. On June 14, 2001, in testimony before the U.S. House of Representatives, Committee on Financial Services, Capital Markets, Insurance and Government Sponsored Enterprises Subcommittee, David W. Tice, portfolio manager for the Prudent Bear Fund and publisher of the institutional research service “Behind the Numbers” testified about the situation at Rhythms, saying:
“As incredible as it sounds, [Rhythms NetConnections] went from being founded in 1997, to a public offering and market capitalization of almost $9 billion in 1999, to being de-listed from the NASDAQ exchange in 2001. We cannot recall another instance in the past 30 years where a company with losses of $36 million on revenues of only $500,000 was able to reach such an incredible valuation and then virtually disappear in the span of only four years.” (emphasis added)
While the Tollgrade Board is a strong proponent of adding independent directors with telecom industry backgrounds, it does not believe that Mr. Chandler’s experience at Rhythms is the type of telecom industry experience needed on the Tollgrade Board. As Tollgrade has previously announced, it has recently appointed distinguished telecom industry veterans, Charles E. Hoffman and Edward H. Kennedy, both of whom have close to three decades of experience in the telecom industry, as the newest independent members of the Tollgrade Board. With the additions of Messrs. Hoffman and Kennedy, one-third of the member of the Tollgrade Board have extensive telecom industry backgrounds with leading telecom companies (e.g., Ericsson, Inc., Marconi Corporation plc, Tellabs, Ocular Networks, Alcatel, Newbridge Networks Corporation, Covad Communications Group, Inc., Rogers Wireless, Inc., Sprint PCS, AT&T and SBC ). As PROXY Governance noted in its report, “[w]e agree with the company that the newest directors, Kennedy and Hoffman, should bring important perspective to the board because of their industry experience.”
Tollgrade urges all stockholders vote for their Board’s highly qualified nominees on the WHITE proxy card TODAY—by telephone, Internet, or by signing, dating and returning the WHITE proxy card. Shareholders that need assistance in voting their shares or have any questions are urged to call the company’s proxy solicitor, The Altman Group, Inc., Toll-Free at (866) 340-6685 or (201) 806-7300.
Important Information
In connection with the solicitation of proxies, Tollgrade Communications, Inc. has filed with the SEC and mailed to shareholders on or about June 22, 2009 a definitive proxy statement in connection with its 2009 Annual Meeting of Shareholders. A supplement to this proxy statement was filed with the SEC and mailed to shareholders on or about July 7, 2009 and it amends, supplements and, to the extent inconsistent, supersedes the corresponding information previously sent to the shareholders of Tollgrade. Tollgrade, its directors, nominees for director and certain officers, employees and other persons are deemed to be participants in the solicitation of proxies from shareholders in connection with the 2009 Annual Meeting of Shareholders. Information regarding the interests of such participants is included in the definitive proxy statement, the supplement thereto and other relevant documents filed and to be filed by Tollgrade with the SEC in connection with the proxy solicitation. WE URGE INVESTORS TO READ THE DEFINITIVE PROXY

STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS THAT TOLLGRADE WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain, free of charge, copies of the definitive proxy statement, the supplement thereto and any other documents filed by Tollgrade with the SEC in connection with the proxy solicitation at the SEC’s website at http://www.sec.gov and Tollgrade’s website at http://www.tollgrade.com.
About Tollgrade
Tollgrade Communications, Inc. is a leading provider of network service assurance products and services for centralized test systems around the world. Tollgrade designs, engineers, markets and supports centralized test systems, test access and next generation network assurance technologies. Tollgrade’s customers range from the top telecom providers, to numerous independent telecom and broadband providers around the world. Tollgrade’s network testing, measurement and monitoring solutions support the infrastructure of telecom companies, as well as for power distribution companies. For more information, visit Tollgrade’s web site at www.tollgrade.com.
Forward-Looking Statements
The foregoing release contains “forward-looking statements” regarding future events or results within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cautions readers that such “forward-looking statements” are, in fact, predictions that are subject to risks and uncertainties and that actual events or results may differ materially from those anticipated events or results expressed or implied by such forward-looking statements. The Company disclaims any current intention to update its “forward-looking statements,” and the estimates and assumptions within them, at any time or for any reason. Any number of factors that could cause actual events or results to differ materially from those contained in the “forward-looking statements” is included in the Company’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including, but not limited to, the Company’s Form 10-K for the year ended December 31, 2008 and any subsequently filed reports. All documents are also available through the SEC’s Electronic Data Gathering Analysis and Retrieval system at www.sec.gov or from the Company’s website at www.tollgrade.com.
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